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                                                                   EXHIBIT 10.11

                                   EBENX, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement ("Agreement") dated as of September 6, 2000, is made and entered into between eBenX, Inc., a Minnesota corporation, ("the Company") and Jeffrey Rosenblum, an individual resident of the State of Pennsylvania, ("the Executive").

         WHEREAS, the Executive currently is a senior management employee of Arbor Administrative Services, Inc. ("Arbor"); and

         WHEREAS, the Company and Arbor have agreed to a transaction whereby Arbor will merge with and into a subsidiary of the Company (the "Transaction"), according to the terms of a Merger Agreement dated August 29, 2000 (the "Merger Agreement"); and

         WHEREAS, according to the terms of the Merger Agreement and by virtue of his existing employment relationship with Arbor, consummation of the Transaction will result in significant economic benefit to the Executive; and

         WHEREAS, because of the importance of the employment, non-competition, non-solicitation and invention assignment provisions of this Agreement, the Company has conditioned its obligation to consummate the Transaction, in part, on the execution and delivery of this Agreement by the Executive; and

         WHEREAS, following the closing of the Transaction, the Company desires to employ the Executive as an executive management employee and the Executive desires to be employed by Employer, according to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the promises and the respective undertakings of the Company and the Executive set forth below, the Company and the Executive agree as follows:

Article 1 Definitions. Capitalized terms in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meaning set forth below, unless the context clearly requires otherwise.

                  1.01 Board. "Board" shall mean the Board of Directors of the Company.

                  1.02 Cause. "Cause" shall mean termination by the Company of the Executive's employment based upon: (i) the Executive's willful misconduct, dishonesty, or other material violation of law or Company policies; or (ii) actions (or failures to act) by the Executive in bad faith and to the detriment of the Company.

                  1.03 Change in Control. A "Change in Control" of the Company shall be deemed to have occurred if:

                           (a) Any "person" (as such term is used in Sections
                  13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who did not own shares of the capital stock of the Company on the date of this Agreement shall, together with his, her or its "Affiliates" and "Associates" (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), becomes the "Beneficial Owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent 50% or more of the combined voting power of the Company's then outstanding securities (any such person being hereinafter referred to as an "Acquiring Person");
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                           (b) The "Continuing Directors" (as hereinafter
                  defined) shall cease to constitute a majority of the Board;

                           (c) There should occur (i) any consolidation or
                  merger involving the Company and the Company shall not be the continuing or surviving corporation or the shares of the Company's capital stock shall be converted into cash, securities or other property; provided, however, that this subclause (i) shall not apply to a merger or consolidation in which (A) the Company is the surviving corporation and (B) the shareholders of the Company immediately prior to the transaction have the same proportionate ownership of the capital stock of the surviving corporation immediately after the transaction; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any liquidation or dissolution of the Company; or

                           (d) The number of directors on the Board exceeds nine
                  (9).

                           In the case of a Change in Control as described in
                  Subsections (c)(i) or (ii), the Options will be assumed by the surviving or acquiring corporation as the case may be.

                  1.04 Confidential Information. "Confidential Information" shall mean information that is proprietary to the Company or any of its affiliates, or to others and is entrusted to the Company, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to designs, software (in source and object code), technology strategies, business plans as to the business as conducted or anticipated to be conducted by the Company or any of its affiliates, and to past or current or anticipated products or services of the Company or any of its affiliates. Confidential Information also includes, without limitation, information concerning the Company's or any Company affiliate's research, development, purchasing, accounting, marketing, selling, and services. All information that the Executive has a reasonable basis to consider confidential is Confidential Information, whether or not originated by the Executive and without regard to the manner in which the Executive obtains access to it.

                  1.05 Continuing Director. "Continuing Director" shall mean any person who is a member of the Board, while such person is a member of the Board, who is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or Associate and who (i) was a member of the Board on the date hereof or (ii) subsequently became a member of the Board, upon the nomination or recommendation, or with the approval of, a majority of the Continuing Directors.

                  1.06 Disability. "Disability" shall mean the Executive's inability to perform the essential functions of the Executive's position, with or without reasonable accommodation, provided the Executive has exhausted his entitlement to any applicable leave, if the Executive desires to take and satisfies all eligibility requirements for such leave.

                  1.07 Effective Date. "Effective Date" shall mean the date on page one hereof.

                  1.08 Good Reason. "Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination of the Executive's employment by the Company for Cause, for Disability, or for death: (a) a material reduction in the Executive's duties and/or responsibilities; (b) a material reduction in the Executive's total compensation, taking into account the total amount of the Executive's salary, bonus target percentage, and stock option grants and vesting; (c) a requirement that the Executive relocate the Executive's primary permanent place of work more than twenty (20) miles from Center City Philadelphia, Pennsylvania (which shall include its current offices in King of Prussia, Pennsylvania).

                  1.09 Inventions. "Inventions" shall mean ideas, improvements, and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice.

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                  1.10 Term. "Term" shall mean the period commencing on the
         Effective Date and ending on the third anniversary of the Effective
         Date.

                  1.11 Works of Authorship. "Works of Authorship" shall mean any writings, drawings, diagrams, charts, tables, databases, software (in object or source code and recorded on any medium), and any other works of authorship, whether or not such are copyrightable.

Article 2 At Will Employment, Duties.

                  2.01 Service With The Company. Under the terms and conditions set forth herein, the Company hereby employs the Executive as President
         - Mid Market, and the Executive accepts such employment. The Executive will report directly to the Company's Chief Executive Officer.

                  2.02 Performance of Duties.

                           (a) The Executive shall be primarily responsible for
                  managing the day-to-day operations of middle-market administration services; provided that, the Executive shall perform such other duties as the Chief Executive Officer of the Company shall assign him from time to time which are consistent with the responsibility typically performed by Senior Vice Presidents of the Company and the terms and conditions of this Agreement. The Executive agrees to serve the Company faithfully and to the best of the Executive's ability and to devote the Executive's full-time, attention, and efforts to the business and affairs of the Company during the term of the Executive's employment. The Executive hereby confirms that he is under no contractual commitments inconsistent with the Executive's obligation set forth in this Agreement and that, during the Term, the Executive will not render or perform any services for compensation for any other corporation, firm, entity, or person.

                           (b) The Executive agrees not to engage in any other
                  work or occupation if such work or occupation involves a direct or indirect conflict of interest or derogates from his ability to perform his obligations under Sections 2.01 and 2.02(a) above in particular or this Agreement in general. The Executive shall not be precluded from making passive investments in other corporations, organizations and/or projects; provided that the Executive shall not take an active part in the routine management of any such corporation, organization or project without the prior written consent of the Company, which may be withheld in the sole discretion of the Company but may serve as a member of the board of directors or advisory board member of a corporation or other organization but only with the prior written consent of the Company, which will not be unreasonably withheld; and provided, further that the sphere of activity of those corporations, organizations or projects do not engage in or otherwise constitute a Competing Business Activity (as defined in Section 6.01 hereof) and the Executive does not otherwise have a conflict of interest with his obligations under this Agreement.

Article 3 Compensation and Benefits.

                  3.01 Base Salary. As base compensation for all services to be rendered by the Executive under this Agreement during the Term, the Company shall pay to the Executive an annualized salary of one hundred and seventy-five thousand dollars ($175,000) ("Base Salary"). The Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies, as such procedures and policies may be modified from time to time. The Executive shall be eligible for adjustments in the Base Salary in accordance with the policies and procedures applicable to the Company's executive management employees.

                  3.02 Incentive Compensation. The Company shall make the Executive eligible to earn an annual bonus payment. Earning an annual bonus payment will be subject to the Executive achieving certain objectives set annually by the Board, as well as any terms and conditions the Company may establish from time to time. Subject to the foregoing, the Executive's target bonus for each year of the Term will be seventy-five thousand dollars ($75,000).

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                  3.03 Equity Participation. During the Term, the Compensation
         Committee of the Board of Directors may, in its sole discretion, determine to make the Executive eligible to receive options to purchase the Company's common stock, subject to the terms and conditions of the Company's stock option plan ("the Plan") and any stock option agreement to signed pursuant to the Plan.

                  3.04 Participation in Benefits. During his employment, the Executive shall be entitled to participate in the employee benefits offered generally by the Company to its senior management employees, to the extent that the Executive's position, tenure, salary, health, and other qualifications make the Executive eligible to participate. The Executive's participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit plan during the Executive's employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company to amend, modify, or terminate any of its benefits at any time.

                  3.05 Board Visitation Rights. During the term of this Agreement, the Executive shall have the right to be present in person or by telephone at all meetings of the Company's Board and the Company shall provide the Executive with advance notice of all such meetings and all materials distributed to the Board as if the Executive was a member of the Board.

Article 4 Term; Termination.

                  4.01 Term. Unless earlier terminated, this Agreement shall remain in effect for the duration of the Term. If the Company and Arbor do not effect the Transaction contemplated by the Merger Agreement, this Agreement will become null and void, and have no further effect. If the Company and the Executive mutually agree to continue the Executive's employment beyond the end of the Term, the parties may do so according to a written agreement setting forth mutually agreeable terms and conditions of employment.

                  The Executive acknowledges that his employment by the Company is "at will." Subject to the notice periods and termination payment provisions set forth in this Article 4, this Agreement and the Executive's employment may terminate at any time during the Term, as set forth below:

                  4.02 Termination Due to the Executive's Death or Total Disability. This Agreement and the Executive's employment shall terminate immediately upon the Executive's death or the Executive's Disability.

                  4.03 Termination of Employment by The Company. The Company may terminate this Agreement and the Executive's employment at any time and for any reason, to be effective upon the date stated in the written notice of termination the Company provides the Executive.

                  4.04 Termination of Employment By the Executive. The Executive may terminate this Agreement and resign his employment at any time and for any reason, by giving written notice thereof to the Chief Executive Officer at least thirty (30) days prior to the effective date of resignation. Upon the Executive providing the Company with written notice of his resignation, the Company may at its option elect to have the Executive cease to provide services immediately; provided that, the Executive shall be paid his Base Salary and any other compensation to which he becomes entitled during that notice period.

                  4.05 Termination by Mutual Agreement. Notwithstanding Section
         4.01 above, the parties may terminate this Agreement at any time and upon any other terms or conditions by mutual written agreement.

                  4.06 Compensation Upon Termination. Except as is expressly stated in Section 4.07 ("Termination of Employment Following a Change In Control"), if the Executive's employment ends and this Agreement terminates for any reason described in Sections 4.02 through 4.04, the Company's sole and exclusive obligations to the Executive are as follows:

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                           (a) Upon any termination of the Executive's
                  employment, within ten (10) days after the termination date, Company's shall pay the Executive (i) his Base Salary earned through the date of termination, together with any other earned and unpaid amounts of accrued vacation pay or sick leave, and (ii) any reimbursement for any business expenses that may be owing the Executive under the Company's policies.

                           (b) If the Company terminates the Executive for Cause
                  or if the Executive terminates his employment without Good Reason the Company's only obligation shall be to pay the Executive the sums called for under Section 4.06(a). All unvested option shares, if any, will be canceled immediately, and the Company will have no further obligations to the Executive under this Agreement.

                           (c) If the Company terminates the Executive's
                  employment for a reason other than Cause, or if the Executive terminates his employment for Good Reason, the Company shall pay the Executive the sums called for under Section 4.06(a). In addition, the Company will:

                           (i) As a severance payment, pay the Executive six (6) months of his then current Base Salary, to be paid according to the Company's standard payroll practices and payroll schedule, commencing on the first payroll date following the termination date; and

                           (ii) Accelerate the vesting of fifty percent (50%) of the Executive's unvested option shares, such that those shares vest on the termination date. The remaining 50% of any unvested option shares will be canceled as of the termination date.

                           (d) The Company shall continue to pay or reimburse
                  the Executive's premiums for health coverage accorded to the Executive under Section 3.04 hereof during any period of salary continuation pursuant to subclause (c), above. In the event that any payment or benefit required to be made by Company under this Section 4.06, either alone or in combination with any other payment or benefit the Executive is then entitled to receive, would constitute a "parachute payment" (under Section 280(g) of the Internal Revenue Code), the Company and Executive will negotiate in good faith a modification of this Section with the intention of maximizing the Executive's net after tax benefit, while at the same time not adversely affecting the Company.

                           (e) The Company shall have no duty or obligation to
                  employ the Executive following any such termination by the Company or the Executive.

                  4.07 Termination of Employment Following a Change in Control. Notwithstanding any provision in this Section 4, if the Company terminates the Executive's employment within 90 days prior to the execution of a definitive agreement that results in a Change of Control or during the one (1) year period following a Change in Control, other than for Cause, or if the Executive terminates his employment for Good Reason, and if any such termination is effective prior to the end of the one (1) year period described herein, the Company's exclusive obligations to the Executive are as follows:

                  (a) The Company shall pay the Executive the sums called for under Section 4.06(a);

                  (b)      In addition, the Company will:

                           (i) As a severance payment, pay the Executive the Base Salary in effect at the termination date for a period of one (1) year, to be paid according to the Company's standard payroll practices and payroll schedule, commencing on the first payroll date following the termination date; and

                           (ii) Accelerate the vesting of one hundred percent (100%) of the Executive's unvested option shares, such that those shares will vest on the termination date.

                  4.08 Survival. The provisions of Article 4 (relating to termination rights and the provision of compensation and benefits beyond the termination of this Agreement) shall survive termination of this

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         Agreement for any reason. The provisions of Article 5 (relating to confidential information and intellectual property rights of the Company), the provisions of Article 6 (relating to non-competition, no raiding, and non-solicitation), the provisions of Article 7 (relating to dispute resolution) and the provisions of Article 8 (relating to miscellaneous terms and conditions) shall survive the expiration of the term of this Agreement and the termination of this Agreement for any reason.

Article 5 Confidential Information; Intellectual Property.

                  5.01 Prohibitions Against Unauthorized Use. For so long as he is employed by the Company and at all times thereafter, the Executive shall not use or disclose, other than in connection with the Executive's employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company. The Executive shall use prudent care to safeguard and prevent the unauthorized use and disclosure of Confidential Information.

                  5.02 Exclusions. The Executive's obligations under Section
         5.01 above shall not apply to any information that: (a) is now or becomes generally available to the public through no fault of the Executive; (b) was already known to the Executive, as shown by his books and records, prior to disclosure of same by the Company; (c) is or was independently developed or acquired by the Executive without any use of or reliance on Confidential Information; (d) is or was provided to the Executive by a third party not under any obligation of confidentiality to the Company; or (e) is required to be disclosed by law, provided, however, the Executive shall render reasonable cooperation, at the Company's expense, to lawfully prevent or minimize any such public disclosure of Confidential Information through protective orders or other similar matters.

                  5.03 Ownership and Return of Company Property. All Confidential Information or other Company property in the Executive's possession, custody, or control, including, without limitation, all documents, reports, manuals, business plans, minutes, memoranda, computer software, computer databases, computer print-outs, member or customer lists, credit cards, keys, identification, products, access cards, and all other tangible or intangible property relating in any way to the business of the Company, are the exclusive property of the Company, even if the Executive authored, created, or assisted in authoring or creating such property. The Executive shall return to the Company all Confidential Information or other Company property within his possession, custody or control immediately upon his termination of his employment or at such earlier time as the Company requests.

                  5.04 Disclosure and Assignment of Inventions and Other Works. The Executive shall communicate to the Company as promptly and fully as practicable all Inventions which are conceived or reduced to practice by the Executive (alone or jointly with others) (1) at any time during the Executive's employment by the Company, or (2) within one (1) year following the date on which the Executive ceases to be employed by the Company (without regard to the reason for the cessation or whether such cessation is occasioned by the Executive or the Company). The Executive hereby assigns to the Company and/or its nominees, all of the Executive's right, title, and interest in such Inventions, and all of the Executive's right, title, and interest in any patents, copyrights, patent applications or copyright applications based thereon. The Executive shall assist the Company and/or its nominees (without charge but at no expense to the Executive) at any time and in every proper way to obtain for its and/or their own benefits, patents and copyrights for all such Inventions anywhere in the world and to enforce its and/or their rights in legal proceedings.

                           (a) Any provision in this Section 5.04 requiring the
                  Executive to assign the Executive's rights in any Invention does not apply to an Invention that qualifies for exclusion under the provisions of Minnesota Statute ss. 181.78. That section provides that the requirement to assign "does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee's own time, and (i) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by the employee for the Company." The Executive understands

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                  that the Executive bears the burden of proving that an
                  Invention qualifies for exclusion under Minnesota Statute ss. 181.78.

                           (b) The Executive hereby irrevocably designates and
                  appoints the Company and each of its duly authorized officers and agents as the Executive's agent and attorney-in-fact to act for and in the Executive's behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by the Executive.

                           (c) The Executive will keep complete and accurate
                  notes, data, and records of all Inventions assigned to the Company in the manner and form requested by the Company. Such notes, data, and records will be the property of the Company, and, upon its request, the Executive will promptly surrender them to it.

                           (d) The Executive has listed on Exhibit A attached to
                  this Agreement all Inventions and ideas to which the Executive claims an interest, or has assigned or transferred interest in to a previous employer or third party, as a result of events occurring before the commencement of the Executive's employment by the Company.

Article 6 Non-Competition, No Raid, and Non-Solicitation Covenants.

                  6.01 Non-Competition Covenant. Subject to Section 6.02 below, during the "Restricted Period" (as defined below), the Executive shall not, directly or indirectly, engage in any business activity (a "Competing Business Activity") on his own behalf or as a partner, shareholder, director, trustee, principal, agent, officer, employee, consultant, or otherwise of any person or entity the business of which is the same as, similar to, or competitive with any business of the Company, or which is engaged in the development or production of products intended to compete with the Company, or assist, solicit, entice, or induce any other person to engage in any such activity. For purposes hereof, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly-held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

                  6.02 Company's Option to Revise. At its sole option, the Company may, by written notice to the Executive, after the termination of the Executive's employment, waive or limit the line of business, duration of, and/or geographic area in which the Executive is prohibited from engaging in competitive activity under Section 6.01 above.

                  6.03 Covenant Not to Recruit. The Executive hereby acknowledges that the Company's employees, consultants, and other contractors constitute vital and valuable aspects of its business and missions on a world-wide basis. In recognition of that fact, during the "Restricted Period," the Executive shall not solicit, or assist anyone else in the solicitation of, any of the Company's then current employees, consultants, or other vendors or contractors to terminate their respective relationships with the Company and to become employees, consultants, or contractors of any enterprise with which the Executive may then be associated, affiliated, or connected. Neither shall the Executive do anything intended to interfere with or which has the affect of interfering with, any relationship between the Company and any of its employees, consultants, vendors or contractors.

                  6.04 Covenant Not to Solicit. The Executive hereby acknowledges that the Company's customers constitute vital and valuable aspects of its business on a world-wide basis. In recognition of that fact, during the Restricted Period, the Executive shall not solicit, or assist anyone else in the solicitation of, any of the Company's then current customers to terminate their respective relationships with the Company and to become customers of any enterprise with which the Executive is in any way associated, affiliated, or connected. Neither shall the Executive do anything intended to interfere with or which has the affect of interfering with, any relationship between the Company and any of its current or potential customers.

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                  6.05 Restricted Period. For purposes of this Article 6, the
         "Restricted Period" shall be the period commencing on the Effective Date and ending eighteen (18) months after the termination of the Executive's employment by the Company (without regard to the reason for termination and whether the termination is occasioned by the Company or the Executive); provided, however, that if the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, the Restricted Period applicable to Section
         6.01 shall end twelve (12) months after the termination of the Executive's employment with the Company. In such a circumstance, however, the Restricted Period applicable to the Executive's obligations under Section 6.03 and 6.04 will remain as first defined above.

Article 7 Dispute Resolution.

                  7.01 Procedure for Arbitration. Except as provided in Section
         8.07 of this Agreement, any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or any dispute arising from or related in any way to the Executive's employment, including any statutory or tort claims, which has not been settled through negotiation within a period of sixty (60) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute, shall be settled by final and binding arbitration pursuant to the provisions of this Agreement and under the then applicable arbitration rules of the American Arbitration Association ("AAA"), unless such rules are inconsistent with the provisions of this Agreement. Any such arbitration shall be conducted by: (a) neutral arbitrator appointed by mutual agreement of the parties; or (b) failing such agreement, in accordance with said AAA rules. The arbitrator shall be an experienced attorney with a background in employment law. An arbitral award may be enforced in any court of competent jurisdiction. Each party shall be permitted reasonable discovery, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration. The parties may bring motions for summary judgment in any arbitration proceeding conducted pursuant to this Agreement, and the provisions of Minn. R. Civ. P. 56 will apply to and govern any motions for summary judgment.

Article 8 General Provisions.

                  8.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles thereof.

                  8.02 Prior Agreements. This Agreement (including other agreements specifically mentioned in this Agreement) together with that certain lock-up agreement entered into between the Executive and the Company contains the entire agreement of the parties relating to the employment of the Executive by the Company and the other matters discussed herein and it supercedes all prior promises, contracts, agreements, and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract, or understanding, whether express or implied, oral or written, by and between the Company and the Executive) and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

                  8.03 Withholding Taxes. The Company may take such action as it deems appropriate to ensure that all applicable federal, state, city, and other payroll, withholding, income, or other taxes arising from any compensation, benefits, or any other payments made pursuant to this Agreement, or any other contract, agreement, or understanding which relates, in whole or in part, to the Executive's employment with the Company, are withheld or collected from the Executive.

                  8.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Executive and the Company.

                  8.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement

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         in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future, or as to any act other than as specifically set forth in the waiver.

                  8.06 Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party; provided, however, that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm, or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8.06.

                  8.07 Injunctive Relief. The Executive acknowledges and agrees that the services to be rendered by the Executive hereunder are of a special, unique, and extraordinary character, that it would be difficult to replace such services and that any breach or threatened breach of the covenants in Article 6 of this Agreement would be highly injurious to the Company and that it would be extremely difficult to compensate the Company fully for damages for any such violation. Accordingly, the Executive specifically agrees that the provisions of
         Article 7 notwithstanding, the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of the covenants of Article 6 of this Agreement, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

                  8.08 Construction, Severability. Where ever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In furtherance of and not in limitation of the foregoing, the parties agree that, should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent, or activities that may validly or enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

                  8.09 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

                         EBENX, INC.

                         By  /s/ John J. Davis
                             ---------------------------------------------------
                         Its President, Chief Executive Officer and Director
                             ---------------------------------------------------

                             /s/ Jeffrey Rosenblum
                             ---------------------------------------------------
                             Jeffrey Rosenblum

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